Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Adam C. Derbyshire	Mike Freeman
	Senior Vice President and	Executive Director, Investor Relations and
	Chief Financial Officer	Corporate Communications
	919-862-1000	919-862-1000

SALIX PHARMACEUTICALS REPORTS

AMERICAN COLLEGE OF

GASTROENTEROLOGY INKP-102 UPDATE

INKP-102 Presented in Seven Poster Presentations

RALEIGH, NC, November 1, 2005 - Salix Pharmaceuticals, Ltd. (NASDAQ:SLXP) today announced that seven abstracts based on the results from two randomized, multicenter, investigator-blinded trials in approximately 1,000 patients comparing various dosing regimens of the Company’s next-generation purgative product, INKP-102, to VISICOL® Tablets in adults undergoing colonoscopy will be presented at the American College of Gastroenterology 2005 Annual Scientific Meeting. Study investigators will present their findings during the ACG meeting which is being held October 28 – November 2 in Honolulu, HI.

“The abstracts presented this week at ACG will be the first forum where the gastroenterology community has the opportunity to discuss the results of the INKP-102 development program,” stated Bill Forbes, Pharm. D., Vice President, Research and Development, and Chief Development Officer, Salix. “The findings of these studies suggest that INKP-102 may soon provide gastroenterologists and their patients a next-generation colonic cleaning product characterized by an excellent efficacy, dosing and tolerability profile.”

Dose Ranging Study

Dr. Michael DeMicco, Associated Gastroenterology Medical Group, Anaheim, CA, et al. compared six dose regimens of INKP-102 to VISICOL tablets to determine the appropriate dosing regimen for colon cleansing in a Phase II, randomized, investigator-blinded, multicenter trial of 214 assessed colonoscopy patients. Two primary endpoints, assessed via endoscopy, were evaluated. Each endpoint was an assessment of colonic cleansing. One was based on the amount of “stool” retained in the colon, while the other was based on the amount of retained “colonic contents.” The results for the two endpoints were similar and only the colonic contents data are presented in the poster. The six INKP-102 dosing regimens were designed to compare the effect of 1) dose of sodium phosphate (40, 32 or 28 tablets), 2) timing of dosing (administered in doses the evening prior to and the morning of the procedure/”split” or administered in doses the evening prior to the procedure/”evening only”) and 3) number of tablets per dose (3 or 4 tablets). Generally, INKP-102 treatment groups had higher response rates than those of VISICOL treatment groups. Five of the INKP-102 tablet treatment groups - 40 tablets and 32 tablets, taken 3 or 4 at a time, and 28 tablets/split dose - had higher response rates than those of VISICOL. There were no evident differences between INKP-102 40 tablet treatment groups related to whether 3 or 4 tablets were taken at a time. Adverse events occurred with less or the same frequency in the INKP-102 treatment groups compared with the VISICOL treatment group. Gastrointestinal disorders accounted for over 95% of adverse events. No adverse events were considered serious, and 97% of the adverse events were considered mild or moderate.

INKP-102 Versus VISICOL Tablets

Dr. Douglas Rex, Indiana University Medical Center, Indianapolis, IN, et al. compared the safety and efficacy of INKP-102, 32 and 40 Tablets, to 40 VISICOL Tablets administered in a “split dose” (given the evening prior to and the morning of the colonoscopy) in a Phase III, randomized, investigator-blinded, multicenter trial of 704 assessed patients. The primary endpoint was overall colon cleansing response rate to treatment and secondary endpoints included ascending colon cleansing response rate, need for irrigation and overall colon and ascending mean colon cleansing scores. Overall colon cleansing response rates for INKP-102, 40 tablets, INKP-102 32 tablets and VISICOL were 97.0%, 95.3% and 94.5%, respectively. The ascending colon cleansing response rate for INKP-102 40 tablets, INKP-102 32 tablets and VISICOL were 95.7%, 93.6% and 88.5%, respectively. Over 95% of patients were 100% compliant with study medication. Fewer patients receiving INKP-102 32 tablets (58%) had adverse events than patients receiving VISICOL (68%) and INKP-102 40 tablets (66%).

Afternoon Colonoscopy

Dr. David Kastenberg, Thomas Jefferson University Hospital, Philadelphia, PA, et al. reported on the effectiveness of INKP-102 compared to VISICOL in colon cleansing prior to an afternoon colonoscopy in a Phase III, randomized, investigator-blinded, multicenter trial of 704 patients. Patients received either INKP-102 40 tablets (60 gm), INKP-102 32 tablets (48 gm) or VISICOL 40 tablets (60 gm) administered in a split dose given the evening prior to and the morning of the procedure. Overall colon cleansing response rate for colon cleansing was the primary endpoint and ascending colon cleansing response rate, and overall colon and ascending colon cleansing mean scores were the secondary endpoints. The percentage of patients achieving Good/Excellent overall colon cleansing scores (responders) for morning colonoscopy was 97% INKP-102 40 tablets, 95% INKP-102 32 tablets and 94% VISICOL 40 tablets, and for afternoon colonoscopy was 98% INKP-102 40 tablets, 95% INKP-102 32 tablets and 95% VISICOL 40 tablets. The percentage of patients achieving Good/Excellent ascending colon cleansing scores (responders) for morning colonoscopy was 95% INKP-102 40 tablets, 94% INKP-102 32 tablets, and 90% VISICOL; and afternoon colonoscopy was 94% INKP-102 40 tablets, 92% INKP-102 32 tablets and 86% VISICOL 40 tablets. No significant differences were observed for overall colon cleansing or ascending colon cleansing between morning and afternoon colonoscopy within any treatment group.

Patient Preference

Dr. John Popp, Columbia Gastroenterology Associates, Columbia, SC, et al. reported on the preference of 704 patients between INKP-102 and VISICOL in a Phase III, randomized, investigator-blinded, multicenter trial. Patients received either INKP-102 40 tablets (60 gm), INKP-102 32 tablets (48 gm) or VISICOL 40 tablets (60 gm) administered in a split dose given the evening prior to and the morning of the procedure. The primary outcome measure, patient preference, was based upon results of a Patient Questionnaire conducted following administration of the bowel preparation and prior to colonoscopy. INKP-102, at both 40 tablets and 32 tablets, was more easily tolerated compared to VISICOL (p<0.039) and patient preference was most consistent for the 32 tablet regimen. Patient preferences demonstrated a statistically significant difference between INKP-102 32 tablets and VISICOL in four questions where at least 90% of the population responded: 1) easy/fairly easy to take: INKP-102 (96%) vs. VISICOL (83%), 2) easy/fairly easy to drink required fluid: INKP-102 (95%) vs. VISICOL (87%), 3) would take same preparation in future: INKP-102 (95%) vs. VISICOL (88%) and 4) would repeat colonoscopy if the preparation is available INKP-102 (89%) vs. VISICOL (80%).

Older Patients

Dr. Seymour Katz, Long Island Clinical Research Associates, Great Neck, NY et al. evaluated safety data for 931 patients from two randomized, investigator-blinded, multicenter trials to assess the efficacy and safety of INKP-102 compared to VISICOL in the elderly. Patients were randomized to receive either INKP-102 40 tablets (60 gm), INKP-102 32 tablets (48 gm) or VISICOL 40 tablets (60 gm) administered in a split dose given the evening prior to and the morning of the procedure. Drug safety and tolerability were assessed by monitoring for adverse events; evaluation of clinical labs, physical lab exam findings and vital signs; and solicitation of information about common GI symptoms associated with purgative use, e.g. nausea, vomiting, bloating and abdominal pain. Patients in the Phase III trial were assessed via telephone follow-up two weeks post colonoscopy. Primary analysis for overall colon cleansing and ascending colon cleansing (all assessed population) as well as the adverse event profile for GI disorders and lab evaluations (safety population) were categorized into two patient groups: > 65 years versus < 64 years. Twenty-four percent of all patients were equal to or greater than 65 years of age - 29% of patients in the VISICOL group and 23% of patients in the INKP-102 group. The primary efficacy analysis demonstrated no appreciable differences in the proportion of older patients (> 65 years) who responded (overall colon cleansing and ascending colon cleansing scores of excellent/good) compared to younger patients (< 64 years). There were no appreciable differences between treatment groups in overall or GI-related adverse events or in the frequency of adverse events experienced based upon age. The most common adverse events experienced by 5% or more of patients irrespective of age were bloating, nausea, abdominal pain and vomiting.

GI Safety Profile

Dr. Seymour Katz, Long Island Clinical Research Associates, Great Neck, NY et al. evaluated safety data for 931 patients from two randomized, investigator-blinded, multicenter trials to assess the efficacy and safety of INKP-102 compared to VISICOL. Patients were randomized to receive either INKP-102 40 tablets (60 gm), INKP-102 32 tablets (48 gm) or VISICOL 40 tablets

(60 gm) administered in a split dose given the evening prior to and the morning of the procedure. INKP-102 32 tablets (48 gm) was associated with fewer adverse events overall and within the body system of GI disorders (the body system accounting for approximately 92% of adverse events). The incidence of bloating and vomiting were statistically significantly less for the INKP-102 32 tablets (48 gm) “split” dose regimen taken within 24 hours prior to colonoscopy relative to the VISICOL regimen.

Clinical Laboratory Evaluation

Dr. Charles Barish, Wake Research Associates, LLC, Raleigh, NC, et al. evaluated clinical laboratory data from 931 patients from two randomized, investigator-blinded, multicenter trials to assess the changes in clinical laboratory findings of three doses of INKP-102 compared to VISICOL. Patients were randomized to receive either INKP-102 40 tablets (60 gm), INKP-102 32 tablets (48 gm), INKP-102 28 tablets (42 gm) or VISICOL 40 tablets (60 gm) administered in a split dose given the evening prior to and the morning of the procedure. Blood samples were collected within 14 days prior to and immediately before colonoscopy. Statistically significant elevations from mean screening values were observed for serum levels of phosphorus (P) and sodium (Na) (p<0.0001). INKP-102 32 tablets (48 gm) was associated with significantly smaller increases in serum P than INKP-102 40 tablets (60 gm) or VISICOL. Statistically significant reductions from mean screening level were observed in serum Ca, K, Mg and BUN (p<0.0001); however, decreases from mean screening values in K were smaller in INKP-102 compared to VISICOL. Similar changes were observed in the studies supporting the approval of VISICOL (NDA 21-097).

VISICOL® Tablets (sodium phosphate monobasic monohydrate, USP, sodium phosphate dibasic anhydrous, USP) are indicated for cleansing of the bowel as a preparation for colonoscopy, in adults 18 years of age or older. VISICOL® Tablets are the only FDA approved tablets available to adults for bowel preparation prior to colonoscopy. VISICOL Tablets are virtually taste-free, can be taken with any clear liquid such as water, lemonade or ginger ale, and have been proven to be associated with significantly less nausea, vomiting and bloating than the leading, currently-available, prescribed class of liquid bowel preparations. VISICOL Tablets are not to be used in patients with congestive heart failure, ascites, unstable angina pectoris, gastric retention, ileus or acute obstruction or pseudo-obstruction, severe chronic constipation, bowel perforation, acute colitis, toxic megacolon or hypomotility syndrome. Use with caution in patients with impaired renal function, pre-existing electrolyte disturbances, or people taking drugs that affect electrolyte levels.

Salix trades on the NASDAQ National Market under the ticker symbol “SLXP”.

For more information on Salix please call 919-862-1000 or visit www.salix.com. Information on the web site is not incorporated in Salix’s SEC filings.

Please Note: This press release contains forward-looking statements regarding future events. These statements are just predictions and are subject to risks and uncertainties that could cause the actual events or results to differ materially. These risks and uncertainties include risks of acquisitions, management of integration of the two companies and rapid growth, risks of regulatory review and clinical trials, intellectual property risks, and the need to acquire additional products. The reader is referred to the documents that the Company files from time to time with the Securities and Exchange Commission.